SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)

Allot Communications, Ltd.
(Name of Issuer)

Ordinary Shares
(Title of Class of Securities)

M0854Q105
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐      Rule 13d-1(b)

☐      Rule 13d-1(c)

☒     Rule 13d-1(d)

CUSIP No. M0854Q 10 5	Schedule 13G	Page 2 of 13 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY): Gemini Israel II Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* PN

* Based on 22,961,227 shares of Ordinary Shares of the Issuer outstanding as of September 30, 2010.

CUSIP No. M0854Q 10 5	Schedule 13G	Page 3 of 13 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY): Advent PGGM Gemini Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* PN

* Based on 22,961,227 shares of Ordinary Shares of the Issuer outstanding as of September 30, 2010.

CUSIP No. M0854Q 10 5	Schedule 13G	Page 4 of 13 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY): Gemini Israel II Parallel Fund Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* PN

* Based on 22,961,227 shares of Ordinary Shares of the Issuer outstanding as of September 30, 2010.

CUSIP No. M0854Q 10 5	Schedule 13G	Page 5 of 13 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY): Gemini Capital Associates, Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* PN

* Based on 22,961,227 shares of Ordinary Shares of the Issuer outstanding as of September 30, 2010.

CUSIP No. M0854Q 10 5	Schedule 13G	Page 6 of 13 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY): Gemini Israel Funds Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* CO

* Based on 22,961,227 shares of Ordinary Shares of the Issuer outstanding as of September 30, 2010.

CUSIP No. M0854Q 10 5	Schedule 13G	Page 7 of 13 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY): Gemini Partner Investors L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* PN

* Based on 22,961,227 shares of Ordinary Shares of the Issuer outstanding as of September 30, 2010.

CUSIP No. M0854Q 10 5	Schedule 13G	Page 8 of 13 Pages

Item 1.

(a)           Name of Issuer:

Allot Communications, Ltd. (the “Issuer”)

(b)           Address of Issuer’s Principal Executive Offices:
5 Hanagar street, Industrial zone B
Hod Hasharon L3 , 45800

Item 2.

(a)           Name of Person Filing:

(1) Gemini Israel II Parallel Fund Limited Partnership (“GIPF”);

(2) Gemini Israel II Limited Partnership (“GI2”);

(3) Advent PGGM Gemini Limited Partnership (“Advent”);

(4) Gemini Partners Investors L.P. (“GPI”);

(5) Gemini Capital Associates, Limited Partnership (“GPLP1”); and

(6) Gemini Israel Funds Ltd. (“GPGP”); and

The entities and persons named in this paragraph are referred to individually herein as a “Reporting Person” and collectively as the “Reporting Persons.”

(b)           Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of  GIPF, GI2, Advent, GPI, GPLP1 and GPGP is: 9 Hamenofim Street, Herzliya Pituach 46725 Israel

(c)           Citizenship:

GIPF, GI2, Advent and GPLP1 are limited partnerships organized under the laws of the State of Delaware.  GPI is a limited partnership organized under the laws of the Country of Israel.  GPGP is a company organized under the laws of the Country of Israel.

(d)           Title of Class of Securities:                         Ordinary Shares

(e)            CUSIP Number:                                             M0854Q 10 5

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:  N/A

(a)	☐	Broker or dealer registered under section 15 of the Act

(b)	☐	Bank as defined in section 3(a)(6) of the Act

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1(ii)(E)

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F)

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G)

(h)	☐	A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

(j)	☐	Group, in accordance with §240.13d-1(b)-1(ii)(J)

CUSIP No. M0854Q 10 5	Schedule 13G	Page 9 of 13 Pages

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)           Amount Beneficially Owned:  0.

(b)           Percent of Class:  0%

(c)           Number of shares as to which such person has:

(i)  Sole power to vote or to direct the vote:  0 shares

(ii)  Shared power to vote or to direct the vote:  0 Ordinary shares

(iii)  Sole power to dispose or to direct the disposition of:  0 shares

(iv)  Shared power to dispose or to direct the disposition of:  0 Ordinary shares

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

N/A

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

Item 8.  Identification and Classification of Members of the Group

N/A

Item 9.  Notice of Dissolution of Group

N/A

Item 10.  Certification

N/A

CUSIP No. M0854Q 10 5	Schedule 13G	Page 10 of 13 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.  We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:  February 9, 2011

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                                *

GEMINI ISRAEL II LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                                *

ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                                *

GEMINI PARTNERS INVESTORS L.P.

     By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:                                *

GEMINI CAPITAL ASSOCIATES LP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                                *

GEMINI ISRAEL FUNDS LTD.

     By:                                *

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to a Power of Attorney previously filed with the Securities and Exchange Commission on February 9, 2006 and attached hereto as Exhibit 2 .

/s/ David Cohen
David Cohen
Individually and as Attorney-in-Fact

CUSIP No. M0854Q 10 5	Schedule 13G	Page 11 of 13 Pages

EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of common stock of Unity Wireless Corp.

EXECUTED this 9th day of February, 2011.

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                                *

GEMINI ISRAEL II LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                                *

ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                                *

GEMINI PARTNERS INVESTORS L.P.

     By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:                                *

GEMINI CAPITAL ASSOCIATES LP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                                *

GEMINI ISRAEL FUNDS LTD.

     By:                                *

*By:   /s/ David Cohen
David Cohen
Individually and as Attorney-in-Fact

This Schedule 13G was executed by David on behalf of the above indicated filers pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission on February 9, 2006 and said Power of Attorney is incorporated herein by reference and a copy of which is attached as Exhibit 2.

CUSIP No. M0854Q 10 5	Schedule 13G	Page 12 of 13 Pages

Exhibit 2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yossi Sella and David Cohen, and each of them with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 2006.

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen

GEMINI ISRAEL II LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen

ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen

GEMINI PARTNERS INVESTORS L.P.

         By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen

CUSIP No. M0854Q 10 5	Schedule 13G	Page 13 of 13 Pages

GEMINI ISRAEL III LIMITED PARTNERSHIP

         By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen

GEMINI ISRAEL III OVERFLOW FUND LIMITED PARTNERSHIP

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen

GEMINI ISRAEL III PARALLEL FUND LIMITED PARTNERSHIP

         By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen

GEMINI CAPITAL ASSOCIATES, LIMITED PARTNERSHIP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen

GEMINI CAPITAL ASSOCIATES III, LIMITED PARTNERSHIP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen

GEMINI ISRAEL FUNDS LTD.

     By:  /s/ Yossi Sela
     By:  /s/ David Cohen